EXHIBIT 10.18

AGREEMENT

AGREEMENT

Agreement entered into this 15th day of August, 2002, between Chindex International, Inc., (hereafter "Chindex") a corporation organized under the laws of the state of Delaware, USA, and Siemens AG, Medical Solutions Group, a corporation organized under the laws of Germany (hereinafter "Siemens").

  Chindex will continue to sell equipment manufactured by affiliates of Siemens in the People's Republic of China, pursuant to a distribution agreement relating to the distribution of ultrasound machines as well as other agreements between Siemens and Chindex.
  Beginning on the effective date of this agreement Chindex will acquire such equipment from Siemens under the terms and conditions stated in this Agreement and in contracts for purchase of said equipment. This Agreement shall remain in place for a period of seven years, until 15th day of August 2009.

  In connection with such sales, Siemens will provide credit to Chindex of either one or one and half or two years, the specific length of payment terms in any given case to be determined by Siemens. Chindex will pay an interest rate of 5% (five percent) per annum on the open unpaid balance.
  The total amount of credit outstanding pursuant to this agreement shall not exceed US-$4 million at any given time. As payment is made pursuant to the one or one and half or two years terms on outstanding obligations, credit will be granted to new equipment sales so that there continues to be a total of US-$4-million outstanding.

  This agreement will be governed by and interpreted in accordance with the law of Germany.

IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year first written above.

SIEMENS AG. MEDICAL SOLUTIONS GROUP

By: /s/ Mr. Wolfgang Kroll

/s/ Dr. Peter Bertsch

CHINDEX INTERNATIONAL

By: /s/ Ms. Roberta Lipson